EXHIBIT 99.1

Kingold Jewelry Announces Agreement to Acquire Industrial Land Rights in

Wuhan, China for Development of Wuhan Kingold Jewelry Industrial Park

Company to Create Major Hub for Jewelry Industry in Central China

WUHAN CITY, China, October 29, 2013 — Kingold Jewelry, Inc. (NASDAQ: KGJI), (“Kingold” or the “Company”), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that the Company has entered into an acquisition agreement to acquire the operating rights for 66,666 square meters (717,587 square feet)of industrial land for use in the development of Wuhan Kingold Jewelry International Industry Park in the Jiangan district, Wuhan (the “Project”), for approximately 1.0 billion RMB (approximately USD$164 million at current exchange rates) from Wuhan Huayuan Science and Technology Development Limited Company.

The Company expects construction of Wuhan Kingold Jewelry International Industry Park to be completed by mid 2015. This Project is located at No. 12 Han Huang Road, Jiang’An District, Wuhan, a premier district on the north shore of the Yangtze River.

The construction of Wuhan Kingold Jewelry International Industry Park is anticipated to be an integral part of the Company’s long-term growth strategy by creating a major hub for the jewelry industry in the central region of China. Wuhan Kingold Jewelry International Industry Park is expected to be a major commercial complex that provides a place where businesses and activities in the jewelry industry come together, including manufacturing, wholesale, and retail shopping. The Company plans to move part of its production facility to this industrial park, which will provide Kingold greater flexibility to expand production levels. Key elements of the Project include of the following:

•	Acquisition of project: the Company acquires the total project (including both land lease and floor space) at a cost of roughly RMB 5,204 per square meters ($483.5 per square foot).

•	The Company plans to construct seven buildings with total useable floor space of approximately 192,000 square meters (2.07 million square feet), 36,000 square meters (389,000 square feet) of which is anticipated to be used as the Company’s product show center, product research and development center, and corporate headquarters.

•	Of the remaining area, 42,000 square meters (452,000 square feet) is expected to operate as retail shops, and 114,000 square meters (1.23 million square feet) is expected to be leased as office space to domestic and international jewelry companies and related industry organizations.

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October 29, 2013

Kingold intends to finance the Project predominantly with bank loans supplemented by operating cash flows, and where possible, deposits or advances the Company may receive from lessees.

Payments for the project will be made in tranches as follows:

Date	Payment Commitment
	(RMB in millions)
October 2013*	200
January 2014	50
June 2014	100
September 2014	150
January 2015	250
June 2015	250
Total	1000	$164 million**

* Includes initial deposit made to seller of 5 million RMB to maintain access or option to complete this transaction.

** In USD based on current exchange rates

Mr. Zhihong Jia, Chairman and CEO of Kingold Jewelry, Inc., stated, “We are very pleased to announce this landmark event in Kingold’s history, which we believe will help position our Company to be a vertically-integrated, leading manufacturer of gold jewelry and provider of wholesale (and retail) jewelry in Central China. We expect to utilize the land to create a new headquarter for the Company and develop a ’Jewelry City.’ This Project will encompass all aspects of the gold manufacturing and distribution process, from development to retail sales. We believe Wuhan Kingold Jewelry International Industry Park will not only be a sought-after display area for well-known jewelry brands for both retail and wholesale distributors, but will also serve as an information exchange for a variety of participants in the jewelry industry. We expect it will also be a platform by which Kingold can build relationships with global jewelry companies. We believe this is the first step to creating a truly international enterprise and look forward to updating investors on this project’s progress in the coming weeks and months.”

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October 29, 2013

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward looking statements can be identified by the words “will,” “expect,” “anticipate,” “estimate,” “plan” or other similar expressions. Forward-looking statements in this release include, among others, statements regarding Kingold’s long-term growth strategy, expectations regarding the role of Wuhan Jewelry Industrial Park as a major commercial complex, increased production abilities, and the financing of the Project. Such forward looking statements are subject to a number of risks and uncertainties, such as whether or not Kingold will meet the closing conditions for the acquisition, whether or not it can finance the acquisition, whether or not it will be successful in the construction, leasing and operation of the planned project, whether or not it will be able to attract tenants and others to make the Project a success, and whether or not the demand for jewelry in this market will continue to grow, as well as the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason. Actual results could differ materially from those expressed in any forward-looking statements.

Company Contact

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.	Katherine Yao, Associate
Adam Prior, Senior Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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